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OPERATIONAL INSTRUCTION

And

THIRD AMENDMENT TO MASTER AMENDED AND RESTATED

SECURITIES LENDING AUTHORIZATION AGREEMENT

Among

SPDR SERIES TRUST, SPDR INDEX SHARES, SSGA ACTIVE TRUST, and SSGA MASTER TRUST

EACH ON BEHALF OF EACH OF ITS RESPECTIVE SERIES

AS LISTED ON SCHEDULE B OF THE AGREEMENT,

SEVERALLY AND NOT JOINTLY,

And

STATE STREET BANK AND TRUST COMPANY

This Third Amendment (this “Amendment “) dated October 31, 2019, is among SPDR SERIES TRUST, SPDR INDEX SHARES, SSGA ACTIVE TRUST, and SSGA MASTER TRUST, each an open-end management investment company, organized as a Massachusetts business trust, on behalf of each of its respective series as listed on Schedule B of the Agreement (defined below), severally and not jointly, each a registered management investment company organized and existing under the laws of Massachusetts (the “Trust “) and STATE STREET BANK AND TRUST COMPANY ( “State Street “). The Trust, acting on behalf of each of its series, a “Fund “ and collectively, the “Funds “.

Reference is made to the Master Amended and Restated Securities Lending Authorization Agreement dated as of January 6, 2017, between the Funds and State Street, as amended and in effect immediately prior to the date of this Amendment (the “Agreement “).

WHEREAS, the Fund have previously instructed State Street to invest their cash collateral in the State Street Navigator Securities Lending Portfolio III;

WHEREAS, the Board of Directors of the State Street Navigator Securities Lending Trust has voted to merge the State Street Navigator Securities Lending Portfolio III into the State Street Navigator Securities Lending Portfolio II;

WHEREAS, the Funds desire to instruct State Street to complete certain operational steps in order to accept shares of State Navigator Securities Lending Portfolio II on behalf of the Funds in connection with the merger; and

WHEREAS, the Funds and State Street both desire to amend the Agreement as set forth in this Amendment;

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NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement as follows:

1. Operational Instruction. Each Fund hereby requests that, on or about November 1, 2019 (such final date to be agreed by the parties), State Street complete all operational steps reasonably requested of it in order to accept shares of State Navigator Securities Lending Portfolio II on behalf of the Funds in connection with the merger of State Street Navigator Securities Lending Portfolio III into the State Street Navigator Securities Lending Portfolio II. The Funds acknowledge and agree that each Fund is obligated to pay all amounts due with respect to loans of securities by such Fund to borrowers (“Borrowers”) and State Street pursuant to its rights and obligations under the Agreement, this Amendment, and the agreements between Borrowers and State Street (on behalf of its agency lending clients, including the Funds) that govern such loans to Borrowers.

2. Amendments.

a) Section 3. The fourth paragraph through the end of Section 3 is hereby deleted in its entirety and replaced with the following:

“The parties agree that at the initiation of each Loan collateralized with cash Collateral, the Total Spread must be equal to or greater than fifteen (15) basis points (the “Minimum Total Spread Test “). For the avoidance of doubt, loans may have a Total Spread that is lower than fifteen (15) basis points during the term of the loan so long as the loan satisfied the Minimum Total Spread Test at initiation. There will be no Minimum Total Spread Test applied to Loans collateralized with non-cash Collateral.

The parties further agree that the Funds may terminate the Minimum Total Spread Test (for all, and not a portion of, the Funds listed on Schedule B hereto) by written amendment instruction from the Funds, communicated to and acknowledged in writing by, State Street. Following such Minimum Total Spread Test termination, the Funds may re-instate the Minimum Total Spread Test (for all, and not a portion of, the Funds listed on Schedule B hereto) by written amendment instruction from the Funds, communicated to and acknowledged in writing by, State Street. Notwithstanding anything in Section 26 of this Agreement, the parties agree that such written amendment instruction and acknowledgement may be delivered by email. The parties agree that all other changes to the Minimum Total Spread Test shall be made by formal written amendment pursuant to Section 26.

For purposes of the Minimum Total Spread Test:

“Total Spread “ means , the difference between the yield of the State Street Navigator Securities Lending Portfolio II ( “Portfolio II “) as reported by Portfolio II on the preceding day (or if no yield was replied on the preceding day, the last day a yield was reported), and the rate of the Rebate or Negative Rebate of a Loan, as the case may be. The Fund is aware that because the Minimum Total Spread Test is based off of the yield of Portfolio II on the preceding day there may be instances where there are more loans made or fewer loans made than would have otherwise been made in each case if the Minimum Total Spread Test was based off of the yield of Portfolio II on the day the loan is actually made. “

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b) Section 13. The sixth paragraph of Section 13 is hereby deleted in its entirety and replaced with the following new paragraph;

“Each Fund hereby represents to State Street that: (i) its policies and objectives generally permit it to engage in securities lending transactions; (ii) its policies permit it to purchase shares with cash Collateral of the State Street Navigator Securities Lending Portfolio II; (iii) its participation in State Street’s securities lending program, including the investment of cash Collateral in the State Street Navigator Securities Lending Portfolio II, has been approved by a majority of the trustees that are not “interested persons “ within the meaning of section 2(a)(l 9) of the Investment Company Act of 1940, as amended, of the Fund and such trustees will evaluate the securities lending program no less frequently than annually to determine that the investment of cash Collateral in the State Street Navigator Securities Lending Portfolio II is in the Fund’s best interest; (iv) its prospectus provides appropriate disclosure concerning its securities lending activity; and (v) that the trustees have obtained competing quotes with respect to lending agent fees from at least three independent lending agents or a repo1i of an independent consultant to assist the trustees in determining that the fees for State Street’s services hereunder are fair and reasonable in light of the usual and customary charges imposed by others for services of the same nature and quality. “

c) Schedule A of the Agreement is hereby modified by deleting the last two paragraphs in their entirety and replacing them with the following:

“Each Fund instructs State Street to invest cash Collateral in the State Street Navigator Securities Lending Portfolio II ( “Portfolio II “). The management fees for investing in Portfolio II are as set fo1ih in the Confidential Offering Memorandum dated June 19, 2019.

Cash Collateral including money received in respect of cash Collateral may be invested in Portfolio II by State Street. Daily distributions from Portfolio II may be reinvested into Portfolio II until redeemed each month to pay amounts due by the Funds hereunder. Such reinvested earnings may be held in an omnibus account until redeemed monthly. In addition, to the extent that cash Collateral cannot be promptly invested in Portfolio II pursuant to the Fund’s direction above due to the timing of delivery by Borrower or otherwise (including if Portfolio II is not available for any reason), the Fund hereby directs State Street to hold such cash Collateral in a demand deposit account or similar account (which, in each case, may or may not earn interest) until such cash Collateral can be invested in Portfolio II pursuant to the Fund’s direction above or pursuant to a modified direction provided by the Fund in writing and agreed to by State Street if Portfolio II is no longer available. In the event Portfolio II is no longer available for any reason, the Fund covenants and agrees to promptly provide State Street with a modified direction, and in no event later than five (5) business days’ from the date of the Fund becoming aware of Portfolio II’s unavailability. The Fund hereby acknowledges that during the interim period between the unavailability of Portfolio II and the implementation of its modified

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direction, State Street may recall loans collateralized by cash Collateral in its sole discretion for the purpose of reducing on loan balances. Additionally, the Fund hereby acknowledges that during the interim period between the unavailability of Portfolio II and the implementation of its modified direction, standard reporting relating to cash Collateral may not be available to the Fund.

3.

Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified, and the Agreement is ratified and affirmed as being in full force and effect. This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, the parties hereto execute this Amendment as an instrument under seal by their duly authorized officers by affixing their signatures below.

SPDR SERIES TRUST, on behalf of each of its respective series as listed on Schedule B, severally and not jointly

By:	/s/ Ann M. Carpenter
Name: Ann M. Carpenter
Title: Vice President/Deputy Treasurer

SPDR INDEX SHARES, on behalf of each of its respective series as listed on Schedule B, severally and not jointly

By:	/s/ Ann M. Carpenter
Name: Ann M. Carpenter
Title: Vice President/Deputy Treasurer

SSGA MASTER TRUST, on behalf of each of its respective series as listed on Schedule B, severally and not jointly

By:	/s/ Ann M. Carpenter
Name: Ann M. Carpenter
Title: Vice President/Deputy Treasurer

SSGA ACTIVE TRUST, on behalf of each of its respective series as listed on Schedule B, severally and not jointly

By:	/s/ Ann M. Carpenter
Name: Ann M. Carpenter
Title: Vice President/Deputy Treasurer

STATE STREET BANK AND TRUST COMPANY,

By:	/s/ Jarrod Polenso
Name: Jarrod Polenso
Title: Managing Director